UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 17, 2023

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.00045 par value	AMBA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 18, 2023, Ambarella, Inc. (the “Company”) announced that Brian White, Chief Financial Officer of the Company, will retire at the end of the current fiscal year. The Company also announced that John Young, the Company’s current Vice President of Finance, has been elected to succeed Mr. White as Chief Financial Officer effective as of February 1, 2024.

Mr. Young, 52, has served as the Company’s Vice President of Finance since December 2019 and previously served as the Company’s Corporate Controller from March 2017 to December 2019. Mr. Young also served as the Company’s Principal Accounting Officer and Principal Financial Officer from November 2021 until April 2022. Prior to joining Ambarella, Mr. Young served in a variety of roles at Mellanox Technologies, a supplier of computer networking products, from 2009 to 2016, including most recently as Corporate Controller. Mr. Young holds a B.A. in Spanish translation from Brigham Young University and an M.S. in accountancy from San Jose State University.

Terms of Departure with Mr. White

On October 17, 2023, the Company entered into a separation agreement and release with Mr. White (the “Separation Agreement”). The Separation Agreement, which includes a release of claims in favor of the Company and other released parties, provides that, in connection with Mr. White’s separation of employment and subject to his continued employment with the Company through January 31, 2024 (or any earlier date determined by the Company in its discretion) and execution following his separation of a supplemental release of claims in favor of the Company and other released parties, Mr. White will receive the following in connection with his separation of employment: (a) except as noted below, a lump sum payment in the amount of $630,000, representing 12 months of his base salary plus his target bonus under the Company’s fiscal year 2023 bonus program, less applicable payroll deductions; (b) vesting acceleration of restricted stock units (“RSUs”) previously awarded to Mr. White under the Company’s 2021 Equity Incentive Plan (as may be amended by the Board, the “Plan”) (not including performance-based restricted stock units (“PSUs”)) to the extent Mr. White would have vested in such awards had he remained employed with the Company through January 31, 2025; and (c) payment of continued benefits under COBRA for a period of up to twelve months. At its sole discretion, the Company may elect, in lieu of the cash payments specified in (a) of the preceding sentence (the “Cash Payment”), to issue Mr. White an award of RSUs covering a number of shares equal to (i) 110% of the Cash Payment divided by (ii) the closing price of the Company’s ordinary shares on the last trading day immediately prior to his separation date. Such RSUs will vest subject to his continued employment with the Company through January 31, 2024 (or any earlier date determined by the Company in its discretion) and execution of a supplemental release of claims in favor of the Company and other released parties.

Mr. White is retiring for personal reasons and not due to any disagreements between Mr. White and the Company. His departure is not related to the operations, policies or practices of the Company or any issues regarding accounting policies or practices.

Terms of Appointment with Mr. Young

On October 17, 2023, the Company entered into an employment letter with Mr. Young (the “Employment Letter”), which provides for compensation arrangements effective upon him assuming the role of Chief Financial Officer. The Employment Letter does not have a specific term and provides that Mr. Young’s employment as Chief Financial Officer will be at-will. Under the Employment Letter, the Company will pay Mr. Young an annual base salary of $300,000, which will be subject to review and adjustment from time to time by the Company’s board of directors (the “Board”) or its Compensation Committee (the “Committee”). Mr. Young will be eligible to participate in the Company’s bonus plan with an annual bonus target of 70% of his base salary. In addition, the Board or Committee may award Mr. Young discretionary bonuses as it deems appropriate from time to time. Mr. Young will continue to be eligible to participate in the benefit programs generally available to employees of Ambarella, including Ambarella’s 401(k) plan, health insurance and life and disability insurance, subject to their applicable terms and conditions.

The Employment Letter provides that, subject to the approval of the Board or the Committee, the Company will grant Mr. Young an award of 30,000 restricted stock units (“RSUs”) in connection with his assumption of the role of Chief Financial Officer, which award will be scheduled to vest quarterly over four years, subject to Mr. Young’s continuous service with the Company or its subsidiaries or affiliates from the grant date through the applicable vesting date. The award will be subject to the terms and conditions of the Plan and the applicable form of RSU agreement. The Employment Letter also provides Mr. Young will be eligible to receive equity awards in the form of RSUs and/or PSUs as part of the Company’s annual compensation practices. For fiscal year 2025, such awards will have an aggregate target value of $1,850,000 and will be subject to the terms and conditions of the Plan and the applicable form of RSU agreement, including applicable vesting terms and conditions as determined by the Board or the Committee. The Board or Committee will determine whether Mr. Young will be granted additional equity awards in the future, and the terms and conditions of any such awards.

The Company will enter into an amended form of Change of Control and Severance Agreement with Mr. Young, with certain modifications to reflect his assumption of the CFO role and to reflect certain other expected changes, including modifications to the equity vesting acceleration provisions and the definition of “Good Reason” (the “Severance Agreement”). The Company and Mr. Young are parties to the Company’s standard form of Indemnification Agreement, a copy of which is filed as exhibit 10.4 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023, filed on March 31, 2023.

Effective upon his appointment as Chief Financial Officer of the Company, Mr. Young will be designated as an “officer” as such term is used within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and Mr. Young will serve as the Company’s principal financial officer and principal accounting officer.

There are no arrangements or understandings between Mr. Young, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Young was selected as the Company’s Chief Financial Officer. There are no related party transactions between the Company and Mr. Young (or any of his immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. Mr. Young does not have any family relationships with any of the Company’s directors or executive officers.

The foregoing summaries of the Separation Agreement, Employment Letter and Severance Agreement are subject to, and qualified in their entirety by, the full text of the Separation Agreement, Employment Letter and Severance Agreement, which will be filed as exhibits to a subsequent periodic report filed with the SEC.

Item 7.01	Regulation FD Disclosure

On October 18, 2023, the Company announced it is reaffirming its previously provided guidance for the third quarter of fiscal year 2024 of revenue of $50 million plus or minus 4%, gross margin on a non-GAAP basis of 62% to 64% and operating expenses on a non-GAAP basis of $46 million to $49 million. The Company plans to release its financial results for the third fiscal quarter ending October 31, 2023 on November 30, 2023.

On October 18, 2023, the Company issued a press release relating to the matters described above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under Item 7.01 of this Form 8-K attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any other filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated October 18, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 18, 2023	Ambarella, Inc.

/s/ Michael Morehead
General Counsel